FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	04/13/2011
Settle Date	04/28/2011
Security Name	NYS DORM CNDT 5.5% 7/1/36
CUSIP	649906CX0
Price	$99.586
Transaction Value	$1,991,720
Class Size	75,510,000
% of Offering	2.65%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	M.R. Beal & Company
Underwriting Members: (5)	Piper Jaffray & Co.
Underwriting Members: (6)	RBC Capital Markets